UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
SCHEDULE 14A
______________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12
AMERICAN WATER WORKS COMPANY, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

American Water Works Company, Inc., a Delaware corporation (“American Water” or the “Company”), is filing the following information with the U.S. Securities and Exchange Commission (the “SEC”) as definitive additional materials pursuant to Rule 14a-6(b) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in connection with the solicitation of proxies for American Water’s 2025 Annual Meeting of Shareholders (the “Annual Meeting”), to be held virtually on Wednesday, May 14, 2025, at 10:00 a.m., Eastern time. On March 27, 2025, American Water filed a definitive proxy statement (the “Proxy Statement”) and a definitive form of proxy card with the SEC in connection with the 2025 Annual Meeting. The following information supplements the Proxy Statement and is being filed with the SEC and is first made available to shareholders on or about April 30, 2025. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Proxy Statement.

* * *
Approval of Board Chair and Committees
On April 30, 2025, upon the recommendation of the Nominating Committee, the Board appointed Karl F. Kurz to continue to serve as Board Chair and the following directors to serve as members of the Board’s four standing committees, each effective as of the conclusion of the Annual Meeting, to serve until the 2026 Annual Meeting of Shareholders, or until the director’s earlier death, resignation or removal:

Board Committee	Members
Audit, Finance and Risk	Jeffrey N. Edwards (Chair), Patricia L. Kampling and Michael L. Marberry
Compensation	Patricia L. Kampling (Chair), Julia L. Johnson, Laurie P. Havanec and Stuart M. McGuigan
Nominating	Julia L. Johnson (Chair), Jeffrey N. Edwards and Michael L. Marberry
Safety, Environmental, Technology and Operations	Michael L. Marberry (Chair), Laurie P. Havanec and Stuart M. McGuigan
Approval of CEO Compensation to John C. Griffith
John C. Griffith, the Company’s President, has been designated to serve as the Company’s President and Chief Executive Officer and as its principal executive officer, effective as of the conclusion of the Annual Meeting (the “Effective Time”). To provide for Mr. Griffith’s 2025 compensation in his new role, the independent members of the Board, upon the unanimous recommendation of the Compensation Committee, approved on April 30, 2025 and effective as of the Effective Time:
•an annual base salary for 2025 of approximately $1,050,000, prorated as of the Effective Time;
•a 2025 target award under the Company’s Annual Performance Plan, prorated as of the Effective Time, equal to 120% of his then annual base salary; and
•additional 2025 LTPP restricted stock unit and performance stock unit awards granted under the Omnibus Plan, which:
◦shall serve to bring Mr. Griffith’s total 2025 LTPP award opportunity to 430% of his annual base salary (prorated as of the Effective Time)
◦will have an aggregate market value on the date of grant equal to approximately $734,645, and
◦will have customary terms and continued vesting provisions associated with LTPP awards granted to executives in the position of CEO.

All of the foregoing compensation to Mr. Griffith was recommended by the Compensation Committee for approval by the independent members of the Board based on benchmarking data and other information provided by Aon and is to be received by Mr. Griffith in lieu of his previously approved compensation as President.

Furthermore, Mr. Griffith will continue to participate in the Company’s Executive Severance Policy and Change of Control Severance Policy and will continue to be eligible to participate in the Company’s Employee Deferred Compensation Plan and its 401(k) savings plan, and in other of the Company’s customary benefits and plans offered or to be offered to senior executives of the Company. Mr. Griffith will also continue to be subject to the Company’s executive stock ownership guidelines and stock retention requirements and will remain subject to the requirement thereunder that he own, by August 1, 2029, covered shares of Company common stock with an aggregate market value of at least six times his annual base salary.
On April 30, 2025, Mr. Griffith executed an employment offer letter effective as of the Effective Time, which was unanimously approved by the independent members of the Board upon the unanimous recommendation of the Compensation Committee and provides for his 2025 compensation as summarized above.
Information About Our Recently Elected Executive Officer
Effective April 1, 2025, Lori A. Sutton was designated as our Senior Vice President, Chief Human Resources Officer. Below is information regarding Ms. Sutton as of the date hereof:

Name	Age	Office and Experience
Lori A. Sutton	52
Senior Vice President, Chief Human Resources Officer. Ms. Sutton was appointed by the Board as our Senior Vice President, Chief Human Resources Officer, effective April 1, 2025. She joined the Company in April 2023 as our Chief Inclusion, Diversity and Equity Officer, and also served as Vice President of Talent Acquisition from April 2024 to November 2024, and Senior Vice President of Talent Acquisition from December 2024 to March 2025. Prior to joining us, Ms. Sutton served from September 2021 to January 2023 as Global Head of Inclusion, Diversity and Culture at Alcoa, Inc. Before that, she worked at Berry Global Group, Inc. from September 2019 to August 2021, serving as Director Corporate Human Resources/D&I and Global Head of DEI.